Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

CoreCivic, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share (“Common Stock”)	Rule 457(c) and Rule 457(h) (2)	5,900,000	$10.28	$60,622,500	0.0000927	$5,619.71
	Total Offering Amounts					$60,622,500		$5,619.71
	Total Fee Offsets							--
	Net Fee Due							$5,619.71

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee. The fee is computed based upon $10.28 per share, which represents the average of the high and low prices per share of the Registrant’s Common Stock on May 12, 2022, as reported on the New York Stock Exchange.